UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 2, 2008
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts (Address of Principal Executive Offices)	02421 (Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Explanatory Note
As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2008, Critical Therapeutics, Inc. (the “Company”) announced on March 4, 2008 that its Board of Directors appointed Trevor Phillips, Ph.D. as President and Chief Executive Officer of the Company effective April 1, 2008. This Amendment No. 1 on Form 8-K/A is being filed to report new compensation arrangements for Dr. Phillips in connection with his appointment as President and Chief Executive Officer.
Amended and Restated Employment Agreement for Trevor Phillips, Ph.D.
In connection with the appointment of Dr. Phillips as President and Chief Executive Officer, the Company and Dr. Phillips entered into an amended and restated employment agreement on April 1, 2008. The employment agreement has an initial term commencing on April 1, 2008 through December 31, 2009 and will automatically extend for an additional one-year term after such time on each subsequent anniversary of the commencement date unless either the Company or Dr. Phillips gives 90-days’ prior notice.
Under the employment agreement, Dr. Phillips will receive an annual base salary of $330,000. In addition, Dr. Phillips is eligible for an annual target cash bonus of up to 40% of his base salary and an annual equity award. The actual amount of any cash bonus or equity award will be determined by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee may make actual cash bonus awards that may be greater than or less than the annual target cash bonus based on overall corporate performance and individual performance. Dr. Phillips is not guaranteed either an annual cash bonus or an annual equity award.
If the Company terminates the employment of Dr. Phillips other than for “cause” or if Dr. Phillips terminates his employment for “good reason,” in each case as those terms are defined in the employment agreement, then the Company is obligated to provide the following to Dr. Phillips, provided he executes and delivers to the Company a severance agreement and release drafted by and satisfactory to counsel to the Company:
•	a lump sum payment in an amount equal to 1.25 times the annual base salary in effect at that time for Dr. Phillips;

•	monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for Dr. Phillips and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Dr. Phillips until the earlier of 15 months after termination or the last day of the first month when he is eligible for benefits through other employment;

•	a lump sum payment in an amount equal to the pro rata portion of Dr. Phillips’ target cash bonus in effect in the year of termination; and

•	accelerated vesting of 50% of Dr. Phillips’ outstanding unvested stock options and restricted stock.

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Immediately upon a “change of control” of the Company, as defined in the employment agreement, Dr. Phillips is entitled to accelerated vesting of 50% of all his outstanding unvested stock options and restricted stock. In addition, Dr. Phillips is entitled to receive a one-time lump sum payment of $175,000 upon a “change of control.”
If the Company terminates the employment of Dr. Phillips other than for “cause” or if Dr. Phillips terminates his employment for “good reason” during the period from three months before until one year after the occurrence of a “change of control,” then the Company is obligated to provide the following to Dr. Phillips, provided he executes and delivers to the Company a severance agreement and release drafted by and satisfactory to counsel to the Company:
•	a lump sum payment in an amount equal to 1.5 times the annual base salary in effect at that time for Dr. Phillips;

•	monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for Dr. Phillips and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Dr. Phillips until the earlier of 18 months after termination or the last day of the first month when he is eligible for benefits through other employment;

•	a lump sum payment in an amount equal to a pro rata portion of Dr. Phillips’ target cash bonus in effect in the year of termination;

•	accelerated vesting of 100% of Dr. Phillips’ outstanding unvested stock options and restricted stock; and

•	up to three months of outplacement services.
Upon voluntary resignation, Dr. Phillips is entitled to a lump sum payment in an amount equal to a pro rata portion of his annual bonus from the previous year, provided that he gives 90 days’ prior written notice of resignation and executes a release of the Company. Upon termination of employment as a result of death or “disability,” as defined in the employment agreement, the vesting of Dr. Phillips’ outstanding unvested stock options and restricted stock will accelerate by one year. In addition, if Dr. Phillips’ employment terminates as a result of his death, the Company will pay to his estate an amount equal to a pro rata portion of the bonus, if any, paid to him in the year prior to his death.
Dr. Phillips has agreed not to compete with the Company during his employment with the Company and for a one-year period after termination of employment by the Company for any reason or after a “change of control” of the Company. Dr. Phillips also has agreed not to disclose any confidential information obtained during his employment.
The employment agreement with Dr. Phillips has been filed as Exhibit 99.1 to this Amendment No. 1 on Form 8-K/A, and the Company refers you to such exhibit for the complete terms of the agreement. The complete terms of the agreement are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2008	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Thomas P. Kelly
Thomas P. Kelly
Chief Financial Officer and Senior Vice President of Finance and Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Employment Agreement, dated April 1, 2008, by and between the Company and Trevor Phillips, Ph.D.